Certified Public Accountants | Business Consultants

October 8, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 3, 2014, to be filed by our client, Vuzix Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

280 Kenneth Drive, Suite 100 | Rochester, NY 14623 | P 585.427.8900 | TF 800.546.7556 | F 585.427.8947 | E info@EFPRotenberg.com | EFPRotenberg.com